UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/02/2005

America's Car-Mart, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-14939

Texas	63-0851141
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

802 Southeast Plaza Avenue
Suite 200
Bentonville, Arkansas 72712
(Address of Principal Executive Offices, Including Zip Code)

479-464-9944
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

The purpose of the filing of this report is to update the description of the securities of America's Car-Mart, Inc. (the "Company"), which shall be incorporated by reference into various registration statements which may be filed by the Company from time to time. The following information constitutes the "Description of Registrant's Securities" of America's Car-Mart, Inc. as required by Item 202 of Regulation S-K.

COMMON STOCK

        The Company is authorized to issue up to 50,000,000 shares of common stock, $.01 par value per share ("Common Stock"). Holders of shares of Common Stock are entitled to elect all of the members of the Board of Directors of the Company, and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the stockholders of the Company. Subject to such preferential rights as the Board of Directors may grant in connection with future issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare in its discretion out of funds legally available therefor. Holders of shares of Common Stock are entitled to share ratably in any distribution made to holders of Common Stock in the event of a liquidation, dissolution or winding up of the Company after payment of liabilities and any liquidation preference on any shares of Preferred Stock then outstanding. Holders of shares of Common Stock have no cumulative voting or preemptive rights, nor do they have any conversion, preemptive or other rights to subscribe for additional shares or other securities. There are no redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

        The Company is authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to divide any and all shares of Preferred Stock to be issued into one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, an issuance of Preferred Stock could result in a class of securities outstanding with preferences over the Common Stock with respect to dividends and liquidations, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.

There are currently no shares of Preferred Stock outstanding and the Company has no present plans to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

        Indemnification. The Company's Articles of Incorporation and Bylaws provide for indemnification of directors and officers of the Company by the Company to the fullest extent authorized by Texas law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company.

        Limitation of Liability. In addition, the Articles of Incorporation provide that a director shall not be personally liable to the Company or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except that such provision shall not eliminate or limit the liability of a director for (a) a breach of the director's duty of loyalty to the Company or its stockholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (d) an act or omission for which the liability of a director is expressly provided by an applicable statute. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, will remain available to a stockholder seeking redress from a violation of fiduciary duty. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Company).

        Anti-Takeover Provisions of Articles of Incorporation. The Company's Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of Preferred Stock from time to time in one or more designated series or classes. The Board of Directors, without approval of the stockholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other provisions of a particular series or class of Preferred Stock. The issuance of Preferred Stock could, among other things, adversely affect the voting power or other rights of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company. The Board of Directors has no present intention to issue any series or class of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

        Securities Transfer Corporation, Dallas, Texas, acts as the Transfer Agent and Registrar for the Common Stock.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

America's Car-Mart, Inc.

Date: November 02, 2005.	By:	/s/ Jeffrey A. Williams
Jeffrey A. Williams
Chief Financial Officer

America's Car-Mart, Inc.

Date: November 02, 2005.	By:	/s/ Jeffrey A. Williams
Jeffrey A. Williams
Chief Financial Officer